EXHIBIT 23.51

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Sébastien B. Bernier, P. Geo., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the Upper Beaver Gold-Copper Project, Ontario, Canada” dated November 5, 2012 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

SRK Consulting (Canada) Inc.

By:	/s/ Sébastien B. Bernier
Name:	Sébastien B. Bernier P. Geo.
Title:	Principal Consultant

October 6, 2014